Exhibit 12.1

700 12th Street, NW

Washington, DC 20005

Energous Corporation

3590 North First Street

Suite 210

San Jose, CA 95134

November 20, 2024

To the Board of Directors:

We are acting as counsel to Energous Corporation (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to (a) 5,000,000 units (the “Units”), each Unit consisting of (i) one share of the Company’s Series A Convertible Preferred Stock, par value $0.00001 (the “Series A Preferred Stock”) and (ii) three warrants (the “Investor Warrants”), each to purchase 1 share of the Company’s Common Stock, par value $0.00001 (the “Common Stock”, and such shares issuable upon exercise of the Investor Warrants are “Warrant Shares”), and (b) 150,000 warrants (the “Agent Warrants”) exercisable for one Unit (the “Agent Units”) consisting of one share of Series A Preferred Stock (the “Agent Shares”) and three warrants (the “Agent Unit Warrants”) each exercisable for the purchase of one share of Common Stock (the “Agent Warrant Shares”). Each share of Series A Preferred Stock is convertible into two shares of Common Stock. The offering statement also relates to the 10,000,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock included in the Units (the “Unit Shares”), the 15,000,000 Warrant Shares, the 300,000 shares of Common Stock issuable upon conversion of the Agent Shares (the “Agent Unit Shares”) and the 450,000 Agent Warrant Shares.

In connection with the opinion contained herein, we have examined the offering statement, the second amended and restated certificate of incorporation, the certificate of amendment to the second amended and restated certificate of incorporation, the form of certificate of designations approved by the Company’s board of directors, the amended and restated bylaws, the minutes of meetings of the Company’s board of directors, a form of the Selling Agency Agreement (the “Selling Agency Agreement”) between the Company and Digital Offering, LLC, acting as the selling agent on behalf of the Company; forms of Subscription Agreement to be executed and delivered by the purchasers of the Units; a form of the Investor Warrant; and a form of the Agent Warrants, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that

1.	The Series A Preferred Stock, and the Unit Shares into which such Series A Preferred Stock may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.
2.	The Investor Warrants being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.	The Warrant Shares are duly authorized and reserved for issuance and such Warrant Shares, when issued and delivered by the Company in accordance with the terms and conditions of the Investor Warrants against payment of the exercise price therefor and when issued in the manner described in the offering statement, will be legally and validly issued, fully paid and non-assessable.
4.	The Units being sold pursuant to the offering statement are duly authorized.
5.	The Agent Warrants are duly authorized and will be, upon issuance in accordance with the terms of the Selling Agency Agreement, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
6.	The Agent Shares, and the Agent Unit Shares into which such Agent Shares may convert, have been duly authorized and will be, upon issuance in accordance with the terms of the Selling Agency Agreement and when issued in the manner described in the offering statement, legally and validly issued, fully paid, and non-assessable.
7.	The Agent Unit Warrants are duly authorized and will be, upon issuance in accordance with the terms of the Selling Agency Agreement and when issued in the manner described in the offering statement, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
8.	The Agent Warrant Shares are duly authorized and reserved for issuance and such Agent Warrant Shares, when issued and delivered by the Company in accordance with the terms and conditions of the Agent Unit Warrants against payment of the exercise price therefor and when issued in the manner described in the offering statement, will be legally and validly issued, fully paid, and non-assessable.
9.	The issuance of the Agent Units has been duly authorized.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)  limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)  rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c)  general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the filing of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP